EXHIBIT 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS SECOND-QUARTER 2003 RESULTS

•    Sales and earnings declines reflect continuing industry softness

•    Company continues to lower cost structure in light of conditions

GALION, Ohio, August 13, 2003 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and manufacturer of communications power systems and equipment to the communications industry, today reported results for the second quarter ended June 30, 2003.

PECO II reported sales of $9.9 million in the second quarter of 2003, compared with $16.5 million in the second quarter of 2002. The Company also reported a net loss of $22.8 million, or $1.08 per diluted share, for the quarter, compared with a net loss of $5.7 million, or $0.26 per diluted share, for the second quarter of 2002. During the second quarter of 2003, the Company, under its new leadership, reviewed the strategic focus of the organization and its products and service business. As a result of this process, the Company recorded an $8.6 million charge related to product mix rationalization and technology changes. The Company also reduced the value of its product segment machinery and equipment by $3.3 million to reflect its estimated current fair value and reduced the value of Goodwill and Other Intangibles related to the service segment by $5.7 million.

Sales for the first six months of 2003 were $21.0 million, compared with $33.5 million in the comparable prior-year period. The net loss was $29.8 million, or $1.41 per diluted share, for the six-month period this year, compared with net loss of $12.3 million, or $0.56 per diluted share, for the same period in 2002. The six-month 2002 loss before cumulative effect of accounting changes was $10.4 million, or $0.48 per diluted share. The six-month 2003 loss includes a $1.1 million impairment charge related to excess real estate listed for sale in the first quarter of 2003 and $17.6 million of impairment charges incurred in second quarter of 2003.

“Not surprisingly, our second-quarter results reflect the continuing softness in capital spending by our telecom customers,” said James L. Green, president and chief executive officer. “However, we believe the modification of the strategic focus of our organization, as well as products and services we provide, coupled with the continued re-engineering of the organization and business processes, will bring costs in line with reduced revenue expectations, reflecting the current and expected industry climate.”

PECO II, Inc. Second-quarter Fiscal 2003 Results/2

R&D expenses of $1.0 million for the second quarter of 2003 represented a 68 percent decrease from $3.3 million a year earlier, while the $2.8 million in SG&A expenses represents a 49 percent decrease from $5.5 million in the second quarter of 2002.

Sales backlog for the 2003 second quarter was $5.0 million, a decline from the $6.7 million reported in the first quarter of 2003. The book-to-bill ratio was 0.8 for the quarter, compared with 1.25 in the 2003 first quarter. Consistent with the irregular spending patterns of several large customers, bookings during the quarter were lower for both product and services.

Cash used in operating activities in the 2003 second quarter was $5.6 million, primarily due to operating losses. There were no capital expenditures for the quarter, and capital expenses are expected to be negligible for the full year.

As part of its strategy to dispose of excess facilities and investments, the Company completed the sale of its former Worthington (Ohio) Engineering Facility on May 30, 2003. The sale resulted in a loss of $95,000 but generated $1.1 million in net cash. Sale of the Company’s Nashua, N.H., facility is expected to close on August 15 and will release $3.1 million in restricted cash related to industrial revenue bonds.

Green said PECO II also continues to scale back its work force. “A 17.9 percent staff reduction during the second quarter brought us to 391 associates by the end of the quarter, and subsequent reductions put employment at 364 at July 31,” he said.

Business Outlook

Green said that the market environment continues to make it difficult to project short-term revenue. However, the outlook for the third quarter is essentially flat with the second quarter. “We do see upside demand in cellular and broadband deployment,” he said. “Unfortunately, that is being tempered by a decline in wireline capital expenditures, which together with general industry issues results in our overall flat view of the market.”

Green added, “We continue to believe that our primary liquidity needs for the foreseeable future can be met through our working capital and cash from assets held for sale. Our focus continues on managing to a positive cash position and break-even objective by the end of the year. Our ongoing actions demonstrate our continued efforts to align costs with the lower sales volume and reach our objectives.”

PECO II, Inc. Second-quarter Fiscal 2003 Results/3

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, August 13, 2003, at 10:00 a.m. Eastern Time. The call will be available over the Internet at www.peco2.com and www.vcall.com. To listen to the call, go to either Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. The Company generated revenues of $62.1 million in 2002. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Second-quarter Fiscal 2003 Results/4

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except for per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002
Net sales:
Product	$3,922	$6,448	$10,071	$12,995
Services	5,937	10,037	10,898	20,464

	9,859	16,485	20,969	33,459
Cost of goods sold:
Product	4,770	8,623	11,488	16,733
Inventory impairment	8,633	—	8,633	—
Services	6,413	7,849	12,410	16,927

	19,816	16,472	32,531	33,660
Gross margin:
Product	(9,481)	(2,175)	(10,050)	(3,738)
Services	(476)	2,188	(1,512)	3,538

	(9,957)	13	(11,562)	(201)
Operating expenses:
Research, development and engineering	1,038	3,246	2,233	5,929
Selling, general and administrative	2,817	5,471	5,955	10,170
Impairment of Product Segment Machinery and Equipment	3,300	—	3,300	—
Impairment of Service Segment Goodwill and Other Intangibles	5,700	—	5,700	—
Real estate impairment	—	—	1,096	—

	12,855	8,717	18,284	16,099

Loss from operations	(22,812)	(8,704)	(29,846)	(16,300)
Interest income (expense), net	34	110	51	207

Loss before income taxes and before cumulative effect of accounting change	(22,778)	(8,594)	(29,795)	(16,093)
Provision (benefit) for income taxes	27	(2,911)	54	(5,668)

Loss before cumulative effect of accounting change	(22,805)	(5,683)	(29,849)	(10,425)
Impairment of Manufacturing Segment goodwill	—	—	—	(1,835)

Net loss	$(22,805)	$(5,683)	$(29,849)	$(12,260)

Net loss per common share before cumulative effect of accounting change:
Basic	$(1.08)	$(0.26)	$(1.41)	$(0.48)

Diluted	$(1.08)	$(0.26)	$(1.41)	$(0.48)

Net loss per common share:
Basic	$(1.08)	$(0.26)	$(1.41)	$(0.56)

Diluted	$(1.08)	$(0.26)	$(1.41)	$(0.56)

Weighted average common shares outstanding:
Basic	21,177	21,900	21,159	21,855

Diluted	21,177	21,900	21,159	21,855

PECO II, Inc. Second-quarter Fiscal 2003 Results/5

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS	June 30,	December 31,
	2003	2002
	(Unaudited)
Current Assets:
Cash and cash equivalents	$16,268	$25,674
Accounts receivable	7,664	7,802
Inventories	11,264	18,738
Prepaid expenses and other current assets	710	1,170
Refundable and deferred income taxes	—	12,500
Assets held for sale	12,988	8,405
Restricted industrial revenue bond funds	10,607	137

Total current assets	59,501	74,426

Property and equipment, at cost:
Land and land improvements	254	254
Buildings and building improvements	4,595	11,462
Machinery and equipment	9,809	9,833
Furniture and fixtures	7,725	8,485

	22,383	30,034
Less-accumulated depreciation	(13,309)	(9,181)

Property and equipment, net	9,074	20,853
Other Assets:
Goodwill and other intangibles, net	7,842	13,542
Long term notes receivable	13	35

Total Assets	$76,430	$108,856

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Borrowings under line of credit	$—	$—
Current portion of long-term debt	9,425	9,425
Capital leases payable	266	316
Accounts payable	2,186	2,799
Accrued compensation expense	1,604	1,587
Other accrued expenses	5,791	7,638
Accrued income taxes	577	613

Total current liabilities	19,849	22,378

Long-term Liabilities:
Capital leases payable, net of current portion	586	691

Total long-term liabilities	586	691
Shareholders’ Equity:
Common shares	2,816	2,816
Additional paid-in capital	111,027	111,335
Retained deficit	(55,809)	(25,960)
Treasury shares	(2,039)	(2,404)

Total shareholders’ equity	55,995	85,787

Total Liabilities and Shareholders’ Equity	$76,430	$108,856